Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE: 3/24/04	FINANCIAL CONTACTS:
	Jim Hogan	610-320-8496	jhogan@sovereignbank.com
	Mark McCollom	610-208-6426	mmccollo@sovereignbank.com
	Stacey Weikel	610-208-6112	sweikel@sovereignbank.com
MEDIA CONTACT:
	Ed Shultz	610-378-6159	eshultz@sovereignbank.com

Sovereign Increases Cash Dividend by 20%

PHILADELPHIA, PA... Sovereign Bancorp, Inc. (“Sovereign”) (NYSE:SOV), parent company of Sovereign Bank, announced today that its Board of Directors has declared a cash dividend increase of 20% on its common stock. The increase will result in a quarterly cash dividend of $0.03 per share and an annual cash dividend of $.12 per share. The regular quarterly cash dividend is payable on May 17, 2004 to common stock shareholders of record on May 3, 2004.

“Over the past several years, the Board of Directors and our management team have been focused on maximizing shareholder value, providing consistent earnings growth, and rapidly building our capital ratios through earnings retention. Last month, Sovereign issued $800 million of a contingent convertible trust preferred security which further enhances capital levels. We are very pleased to be able to reward our shareholders with an increase in our cash dividend,” stated Jay S. Sidhu, Sovereign’s Chairman and Chief Executive Officer.

In addition to the common stock cash dividend, a dividend payment of $0.546875 per share is payable on March 31, 2004 on Sovereign’s Preferred Securities issued by Sovereign Capital Trust III (NYSE:SOVPRA) to holders of record on March 30, 2004.

Sovereign Bancorp, Inc., (“Sovereign”) (NYSE: SOV), headquartered in Philadelphia, Pennsylvania, is the parent company of Sovereign Bank, a $45 billion financial institution with 535 community banking offices, nearly 1,000 ATMs and about 8,300 team members in Connecticut, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, and Rhode Island. In addition to full-service retail banking, Sovereign offers a broad array of financial services and products including business and corporate banking, cash management, capital markets, trust and wealth management, and insurance. Sovereign is one of the top 20 largest banking institutions in the United States. For more information on Sovereign Bank, visit www.sovereignbank.com or call 1-877-SOV-BANK

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